                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             JEFFERIES GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             THURSDAY, MAY 2, 1996

                            ------------------------

To the Shareholders of Jefferies Group, Inc.:

     The Annual Meeting of Shareholders of Jefferies Group, Inc. will be held at 11100 Santa Monica Boulevard, 11th Floor Conference Room, Los Angeles, California 90025, on Thursday, May 2, 1996, at 1:30 p.m., local time, to consider and act upon:

     1. Election of seven Directors to serve until the next Annual Meeting and until their successors have been duly elected and qualified.

     2.  Adoption of the Non-Employee Directors' Deferred Compensation Plan.

     3. Any other business which may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 22, 1996, are entitled to notice of and to vote at the meeting or any adjournment thereof. A list of such shareholders will be open to examination by any shareholder at the Annual Meeting and for a period of ten days prior to the meeting during ordinary business hours at the offices of the Company located at 11100 Santa Monica Boulevard, Twelfth Floor, Los Angeles, California 90025.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.



                                      For the Board of Directors,

                                      Jerry M. Gluck, Secretary


March 29, 1996

                             JEFFERIES GROUP, INC.
                          11100 SANTA MONICA BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                                                                  March 29, 1996

                                PROXY STATEMENT

     The proxy of each shareholder of Jefferies Group, Inc. (the "Company") is being solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held at 11100 Santa Monica Boulevard, 11th Floor Conference Room, Los Angeles, California 90025, on Thursday, May 2, 1996, at 1:30 p.m., local time, and at any adjournment thereof. All shareholders of record at the close of business on March 22, 1996, are entitled to notice of and to vote at the meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being mailed to shareholders on or about April 2, 1996.

     The enclosed form of proxy is for use by the Board of Directors at the meeting and any adjournment thereof. Any shareholder who signs and returns the proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Secretary of the Company, (ii) delivering to the Secretary of the Company a duly executed proxy bearing a later date, or (iii) attending the meeting and voting in person.

     In the absence of contrary direction, all shares represented by valid proxies received pursuant to this solicitation will be voted (i) for the election of the seven nominees for Director whose names are listed herein, (ii) for the adoption of the Non-Employee Directors' Deferred Compensation Plan, and
(iii) as to other matters which may properly come before the meeting, in accordance with the best judgment of the proxy holders named in the accompanying proxy.

     Each nominee has consented to being a nominee and to serving as a Director if elected. In the event that any nominee shall be unable to serve as a Director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors of the Company.

     All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of the Company's Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by Directors and Officers of the Company, who will not receive special compensation for such solicitation.

     The outstanding voting securities of the Company consisted of 5,598,524 shares of Common Stock, par value of $.01 per share, on March 22, 1996, which is the record date for determining shareholders entitled to notice of and to vote at the meeting. Each share is entitled to one non-cumulative vote for each Director to be elected and one vote on each separate matter of business properly brought before the meeting.

     Such number of outstanding shares of Common Stock at the record date for the meeting does not include shares issuable in the two-for-one stock split of all of the outstanding shares of the Company's Common Stock, declared by the Board of Directors on March 2, 1996, and payable on March 29, 1996, to shareholders of record at the close of business on March 15, 1996 (the "March 1996 Stock Split"). Except for the number of shares outstanding at the record date for the meeting, all other share information in this Proxy Statement has been restated to retroactively reflect the effect of the March 1996 Stock Split.

     The election of Directors will be determined by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the meeting, while approval of other items at the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the meeting. Accordingly, in the case of shares that are present or represented at the meeting for quorum purposes, not voting such shares for a particular nominee for Director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if he otherwise receives affirmative votes; an abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item; and a broker "non-vote" on any other item (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will have no effect on the vote on such item.

     The votes of all shareholders will be held in confidence from the Company, its Directors, Officers and employees except (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company;
(ii) in case of a contested proxy solicitation; (iii) in the event that a shareholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspector of election to certify the results of the vote. The Company has retained First Chicago Trust Company of New York, its transfer agent, as an independent inspector of election to receive and tabulate the proxies, to certify the results, and to perform any other acts required by the Delaware General Corporation Law.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock (i) by each Director, each other Executive Officer named in the Summary Compensation Table appearing under the caption "EXECUTIVE COMPENSATION," and all Directors and Executive Officers as a group, and (ii) for each person, other than Mr. Baxter (who is listed under Directors), known by the Company to beneficially own more than 5% of such outstanding Common Stock. The information set forth below is as of March 2, 1996, as adjusted for the March 1996 Stock Split, except that the number of shares reported for the beneficial owners of more than 5% of the Company's Common Stock is as of December 31, 1995, as adjusted for the March 1996 Stock Split, or such other date as indicated in the footnotes, based upon information contained in Schedules 13D or 13G filed with the Securities and Exchange Commission ("SEC") and furnished to the Company by such owners. Because the payment date for the March 1996 Stock Split will be later than the date of the information in the table and the record date for the Annual Meeting, the number of shares which were beneficially owned at the date of such information was one-half of the number shown in the table, and the number of shares which each named person may vote at the Annual Meeting will be the number of pre-split shares over which such person had voting power as of the record date for the Annual Meeting.

                                                            NUMBER OF
                        DIRECTORS                   SHARES(1),(2),(3),(4),(5)         PERCENT
        ------------------------------------------  -------------------------         -------
        Frank E. Baxter...........................            882,187(6)(7)             7.86%
        Richard G. Dooley.........................             26,000(8)                0.23
        Tracy G. Herrick..........................             20,524                   0.18
        Michael L. Klowden........................             77,892                   0.69
        Frank J. Macchiarola......................             20,700(8)                0.18
        Barry M. Taylor...........................            361,185                   3.21
        Mark A. Wolfson...........................             20,000(8)                0.18

        OTHER NAMED EXECUTIVE OFFICERS
        Louis V. Bellucci, Sr. ...................            149,657                   1.33
        Richard B. Handler........................            227,038                   2.02
        Jeremiah P. O'Grady.......................             69,630                   0.62
        Clifford A. Siegel........................            150,213                   1.34
        All Directors and Executive Officers as a
          Group (16 persons)......................          2,613,468                  22.48

        5% SHAREHOLDERS
        Jefferies Group, Inc.
          Employee Stock Ownership Plan...........          1,311,686(6)(7)            11.69
        Tweedy, Browne Company L.P. ..............          1,069,514(9)                9.53
        The Capital Group, Inc. ..................            671,400(10)               5.99

---------------

(1) All share information included in the foregoing table and the following footnotes has been restated to retroactively reflect the effect of the March 1996 Stock Split.

 (2) Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of the shares possesses sole voting and dispositive power with respect to such shares.

 (3) Includes shares subject to options exercisable within sixty days of March 2, 1996, by the following: Mr. Baxter: -0- shares; Mr. Dooley: 14,000 shares; Mr. Herrick: 4,000 shares; Mr. Klowden: 61,666 shares; Mr.
     Macchiarola: 14,000 shares; Mr. Taylor: 30,000 shares; Mr. Wolfson: 4,000 shares; Mr. Bellucci: 30,000 shares; Mr. Handler: -0- shares; Mr. O'Grady:
     30,000 shares; Mr. Siegel: 30,000 shares; and all Directors and Executive Officers as a Group: 406,598 shares.

 (4) Includes shares allocated to the accounts of the following persons under the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees (the "CAP"): Mr. Baxter: 19,162 shares; Mr. Klowden: 2,388 shares; Mr. Taylor:
     12,096 shares; Mr. Bellucci: 17,640 shares; Mr. Handler: 21,543 shares; Mr.
     O'Grady: 12,970 shares; Mr. Siegel: 8,859 shares; and all Directors and Executive Officers as a Group: 119,735 shares. Participants in the CAP have no voting power and are subject to certain restrictions on disposition with respect to such shares.

 (5) Includes shares held by the Jefferies Group, Inc. Employees Stock Ownership Plan (the "ESOP") allocated to the accounts of each of the following persons as of November 30, 1995: Messrs. Baxter, Bellucci, and O'Grady:
     17,433 shares; Mr. Klowden: 27 shares; Mr. Taylor: 12,787 shares; Mr.
     Handler: 5,255 shares; Mr. Siegel: 4,704 shares; and all Directors and Executive Officers as a Group: 113,927 shares. These individuals have sole voting power and may be deemed to share dispositive power over shares allocated to his ESOP account. (See also Footnote (7) below.)

 (6) The business address of the person listed is 11100 Santa Monica Boulevard, Tenth Floor, Los Angeles, California 90025.

 (7) The terms of the ESOP provide for the voting rights associated with the shares held by the ESOP to be passed through and exercised exclusively by the participants in the ESOP to the extent that such securities are allocated to a participant's account. As of November 30, 1992, all shares were allocated to the accounts of ESOP participants. Those shares allocated to the accounts of Directors and Executive Officers are discussed in Footnote (5) above. The ESOP and the Trustee of the ESOP (First Interstate Bank of California) may be deemed to have shared dispositive power over the shares held by the ESOP. The Board of Directors of the Company appoints the members of the committee which serves as the Plan Administrator of the ESOP. Messrs. Frank E. Baxter, a Director of the Company, Alan D. Browning, an Executive Vice President of the Company, and Melvin W. Locke, Jr., Director of Human Resources of the Company, presently serve on the committee. These individuals each disclaim beneficial ownership of the shares held by the ESOP except that each such individual does not disclaim beneficial ownership of those shares allocated to his ESOP account.

 (8) Messrs. Dooley, Macchiarola and Wolfson beneficially own 7,000 shares, 3,950 shares and 5,000 shares, respectively (in each case less than 1% of the outstanding class) of the common stock of Investment Technology Group, Inc. ("ITGI"), a subsidiary which is 81.6% owned by the Company.

 (9) Tweedy, Browne Company L.P., a Delaware limited partnership ("TBC"), together with TBK Partners, L.P., a Delaware limited partnership ("TBK"), and Vanderbilt Partners L.P., a Delaware limited partnership ("Vanderbilt"), filed a combined statement on Schedule 13D dated and reporting beneficial ownership at October 25, 1995. TBC reported beneficial ownership of 1,069,514 shares, with sole voting power over 870,948 shares and shared dispositive power over all 1,069,514 shares. TBK reported beneficial ownership of 113,020 shares over which it has sole voting and dispositive power. Vanderbilt reported beneficial ownership of 52,582 shares over which it has sole voting and dispositive power. The aggregate number of shares with respect to which TBC, TBK and Vanderbilt could be deemed to be the beneficial owner is 1,236,456 shares (11.02% of the outstanding class). The three general partners in Vanderbilt (Christopher
     H. Browne, William H. Browne and John D. Spears) are the three general partners of TBC and are also three of the four general partners of TBK (Thomas P. Knapp is also a general partner of TBK, but is not a general partner of TBC or Vanderbilt). The general partners in each of TBC, TBK and Vanderbilt, as the case may be, solely by reason of their positions as such, may be deemed to have shared power to vote and dispose of the shares held by TBC, TBK and Vanderbilt, respectively. The business address for TBC, TBK, Vanderbilt and each of their general partners is 52 Vanderbilt Avenue, New York, New York 10017.

(10) Capital Guardian Trust Company, a bank and an operating subsidiary of The Capital Group Companies, Inc., filed a statement on Schedule 13G, dated February 9, 1996, reporting that as of December 29, 1995, it had investment discretion with respect to 671,400 shares which were owned by various institutional investors. Capital Guardian Trust Company had sole voting power with respect to 391,800 shares. The Capital Group Companies, Inc. reported that it is also a beneficial owner of such shares. The business address for The Capital Group Companies, Inc. and Capital Guardian Trust Company is 333 South Hope Street, Los Angeles, California 90071.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and Executive Officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company on Forms 3, 4 and 5. Directors, Executive Officers, and greater-than-10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

                             ELECTION OF DIRECTORS

     Under the Company's By-Laws, the Board of Directors is authorized to determine the number of Directors of the Company, which may not be less than five nor more than twelve Directors. The number of authorized Directors to be elected at the Annual Meeting has been fixed at seven. Such Directors will be elected to serve until the next Annual Meeting and until their successors shall be elected and qualify.

     All of the nominees for election as a Director are present members of the Board of Directors and were elected to their positions by a vote of shareholders at the 1995 Annual Meeting.

      INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

NOMINEES

     The following information is submitted concerning the nominees for election as Directors:

     FRANK E. BAXTER, 59, a nominee, has been Chairman of the Board since September 1990, Chief Executive Officer since March 1987, President since January 1986, and a Director of the Company and of Jefferies & Company, Inc. ("Jefferies") since 1975. Mr. Baxter has previously served as Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies, and Managing Director of the Company's U.K. subsidiary. Mr. Baxter has been a Director of ITGI since March 1994, and a Director of ITG Inc. ("ITG"), ITGI's wholly owned broker-dealer subsidiary, since January 1994.

     RICHARD G. DOOLEY, 66, a nominee, has been a Director of the Company since November 1993. From 1978 until his retirement in June 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"); Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley is also a director of Advest Group, Inc. (since 1983), Hartford Steam Boiler Inspection and Insurance Company (since 1984), Kimco Realty Corporation (since 1990), and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley has been a member of the Board of Directors of ITGI since March 1996. Mr. Dooley is Chairman of the Company's Compensation Committee and a member of the Audit Committee.

     TRACY G. HERRICK, 62, a nominee, has been a Director of the Company since 1983 and of Jefferies since 1981. He is also President of Tracy G. Herrick, Inc., an economic consulting firm, and a Director of Anderson Capital Management, a registered investment adviser, and of The Committee for Monetary Research and Education. Mr. Herrick served as Chairman of the Company's Audit Committee and a member of the Compensation Committee in 1995; however, because Mr. Herrick is a consultant to the Company, in order for the Company to comply with various IRS and New York Stock Exchange regulations, Mr. Herrick does not plan to serve on either the Audit Committee or the Compensation Committee commencing in April 1996.

     MICHAEL L. KLOWDEN, 51, a nominee, has been a Director of the Company since May 1987. Since May 1995, he has been Vice Chairman of the Company and Vice Chairman and a Director of Jefferies. From 1978 until May 1995, Mr. Klowden was a senior partner of Morgan, Lewis & Bockius, a law firm which has rendered legal services to the Company.

     FRANK J. MACCHIAROLA, 55, a nominee, has been a Director of the Company since August 1991. He is currently a Professor of Law and Political Science and the Dean of the Benjamin N. Cardozo School of Law at Yeshiva University in New York City (1991-present). He also serves as special counsel to the law firm of Newman, Tannenbaum, Halpern, Syracuse & Hirschtritt. Previously, he was a Professor of Business in the Graduate School of Business at Columbia University (1987-1991), and President and Chief Executive Officer of the New York City Partnership, Inc. (1983-1987). Prior to 1985, he was a faculty member at the City University of New York and Chancellor of the New York City Public School System. Since 1991, Mr. Macchiarola has been a Trustee of the Manville Personal Injury Trust. Mr. Macchiarola is Chairman of the Company's Audit Committee and a member of the Compensation Committee.

     BARRY M. TAYLOR, 55, a nominee, has been an Executive Vice President and Director of the Company since 1983 and a Director of Jefferies since 1981. Mr. Taylor has been a sales executive of Jefferies since 1974 and was Los Angeles Branch Manager from February 1983 through June 1984.

     MARK A. WOLFSON, 43, a nominee, has been a Director of the Company since July 1991. Mr. Wolfson has been a principal of Arbor Investors, a private investment company, since 1995, as well as a Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995. He also holds the Dean Witter Professorship at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993. He has also taught at the University of Chicago and Harvard University. Mr. Wolfson has been a director of New American Holdings, Inc. since 1992, a director of ITGI since June 1994, and a member of the Board of Advisors of FEP Capital Holdings, L.P., since 1995. Mr. Wolfson is a member of the Company's Audit and Compensation Committees.

OTHER EXECUTIVE OFFICERS

     The Executive Officers of the Company are appointed by the Board of Directors and serve at the discretion of the Board. Other than Messrs. Baxter, Klowden and Taylor, for whom information is provided above, the following sets forth information as to the Executive Officers:

     LOUIS V. BELLUCCI, SR., 59, has been National Equity Sales Manager of Jefferies since January 1991 and Executive Vice President, New York Regional Sales Manager, and a Director of Jefferies since 1985. Prior to 1985, Mr. Bellucci was Co-Manager of Jefferies' New York branch office.

     DAVID F. EISNER, 38, has been an Executive Vice President of the Company and Executive Vice President and a Director of Jefferies since August 1992. Prior to August 1992, Mr. Eisner was Chairman of Madison Capital Advisors, Inc., a consulting and financial advisor firm (April 1992 to August 1992), Senior Vice President of Providence Capital, Inc., a securities broker-dealer (January 1991 to March 1992), and a

Vice President of Jefferies (March 1988 to December 1990). Mr. Eisner has been a Director of ITGI since March 1994 and of ITG since January 1994.

     JERRY M. GLUCK, 48, has been Secretary and General Counsel of the Company and Jefferies since May 1985 and a Director of Jefferies since November 1984.

     RICHARD B. HANDLER, 34, has been an Executive Vice President of Jefferies since April 1990, and a Director of Jefferies since May 1993. Mr. Handler is the Manager of the Taxable Fixed Income Division of Jefferies.

     RAYMOND L. KILLIAN, JR., 58, has been the President, Chief Executive Officer and a Director of ITGI since March 1994. Mr. Killian has directed the activities of ITG since 1987, and has been President, Chief Executive Officer and a Director of ITG since 1992. Mr. Killian was a director of the Company from 1985 to 1992, an Executive Vice President of the Company from 1985 to 1995, a Director and an Executive Vice President of Jefferies from 1985 to 1991, and National Sales Manager of Jefferies from 1985 to 1990. Mr. Killian is no longer an officer of the Company; however, he remains an Executive Officer of the Company because of its relationship with ITGI.

     JEREMIAH P. O'GRADY, 55, has been an Executive Vice President of Jefferies since May 1992 and a Director and Manager of the Convertible Securities Department of Jefferies since 1986. From 1986 to May 1992, Mr. O'Grady was a Senior Vice President of Jefferies.

     CLARENCE T. SCHMITZ, 47, has been an Executive Vice President and the Chief Financial Officer of the Company and an Executive Vice President and a Director of Jefferies since February 1995. Prior to 1990, Mr. Schmitz founded and chaired KPMG Peat Marwick's ("KPMG") International Mergers and
Acquisitions Group. From 1990 until May 1993, Mr. Schmitz was the Managing Partner of KPMG's Los Angeles Business Unit and a member of KPMG's Board of Directors. From June 1993 until January 1995, Mr. Schmitz was the National Managing Partner for KPMG's Manufacturing, Retailing and Distribution line of business, and was a member of KPMG's Management Committee. Since February 1995, Mr. Schmitz has been a Director of RVI Services Co., Inc.

     CLIFFORD A. SIEGEL, 39, has been an Executive Vice President of Jefferies since May 1992, a Director of Jefferies since May 1991, and Managing Director of Jefferies International Limited, the Company's wholly owned subsidiary, since February 1995. From June 1990 until May 1992, Mr. Siegel was a Senior Vice President of Jefferies. Prior to June 1990, Mr. Siegel was President of Cresvale International Inc., a registered securities broker-dealer.

     MAXINE SYRJAMAKI, 51, has been Controller of the Company since May 1987, an Executive Vice President of Jefferies since November 1986 and Chief Financial Officer of Jefferies since September 1984.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors of the Company held seven meetings during 1995. Each incumbent member of the Board of Directors attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and Committees thereof of which such Director was a member.

     The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have an Executive Committee or a Nominating Committee.

     The current Audit Committee members are Frank J. Macchiarola, Chairman, Richard G. Dooley, Tracy G. Herrick and Mark A. Wolfson. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Committee also reviews the professional services provided by the independent auditors and makes recommendations to the Board as to the auditors' engagement or discharge.

     The current Compensation Committee members are Richard G. Dooley, Chairman, Frank J. Macchiarola, Tracy G. Herrick and Mark A. Wolfson. The Compensation Committee develops and implements compensation policies, plans and programs for the Company's Executive Officers. During 1995, there were seven meetings of the Compensation Committee. Because Mr. Herrick is a consultant to the Company, in order for the Company to comply with various IRS and New York Stock Exchange regulations, Mr. Herrick does not plan to serve on either the Audit or the Compensation Committee for the period beginning April 1996.

                             DIRECTOR COMPENSATION

     Non-employee Directors, Messrs. Dooley, Herrick, Macchiarola, and Wolfson, each receive a Director's fee at the rate of $25,000 per annum for a total of six regularly scheduled meetings of the Board of Directors, $2,000 for each special meeting of the Board attended and $750 for each Committee meeting attended. The Chairmen of the Audit and Compensation Committees are each also paid an annual fee of $3,000. At the 1994 Annual Meeting, the shareholders of the Company approved the Non-Employee Directors' Stock Option Plan pursuant to which each non-employee Director is automatically granted, each year, an option to purchase 2,000 shares (as adjusted for the March 1996 Stock Split) of the Company's Common Stock after each annual meeting of shareholders at which he is elected a Director. A newly elected Director is also automatically granted an option to purchase 10,000 shares (as adjusted for the March 1996 Stock Split) under the plan. Options under the plan have an exercise price equal to the fair market value of Common Stock on the date of grant, become exercisable three months after the date of grant, and expire at the earliest of five years after the date of grant, 12 months after the optionee ceases to serve as a Director due to death, disability or retirement or sixty days after the optionee ceases to serve as a Director for any other reason. Directors who are also employees of the Company are not paid Directors' fees and are not granted options for serving as Directors.

     The Board of Directors has approved a change in non-employee Directors' compensation which is scheduled to become effective in May 1996. Under the new policy, each non-employee Director would receive an annual retainer of $20,000, to be paid quarterly, $1,000 for attendance at each of six regular meetings of the Board, and $2,000 for attendance at each special meeting of the Board. In addition, the Chairmen of the Audit and Compensation Committees each would be paid an annual fee of $3,000, and non-employee Directors would receive $750 for each Committee meeting attended. As part of the new policy, the Board has adopted, subject to shareholder approval, the Non-Employee Directors' Deferred Compensation Plan, which would permit each non-employee Director to elect to receive annual retainer and Chairman's fees in the form of stock options and/or to defer receipt of any Director fees in a deferred cash account or as deferred shares. (See "PROPOSAL TO APPROVE THE NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN".) The Non-Employee Directors' Stock Option Plan, as described above, will continue.

     During calendar year 1995, Tracy G. Herrick, a Director of the Company, provided the Company with certain financial and other consulting services. Mr. Herrick was paid $114,000 for his services.

     Each Director may participate in the Company's Charitable Gifts Matching Program pursuant to which the Company will match 50% of charitable contributions made by a Director, up to a maximum of $1,500 per person per year.

     The children of Directors may also participate (along with the children of all employees of the Company) in the Stephen A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1995, 1994, and 1993, of those persons who were, during 1995, the Chief Executive Officer and the other four most highly compensated Executive Officers of the Company specified by SEC rules (collectively, the "Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                                   LONG-TERM COMPENSATION
                                                                                            ------------------------------------
                                                        ANNUAL COMPENSATION(2)                      AWARDS              PAYOUTS
                                                ---------------------------------------     ----------------------     ---------
                 (A)                      (B)     (C)           (D)            (E)            (F)          (G)            (H)
                                                                                                        SECURITIES
                                                                                  OTHER     RESTRICTED  UNDERLYING
                                                                                 ANNUAL       STOCK       OPTIONS/          LTIP
                                                 SALARY          BONUS     COMPENSATION     AWARD(S)          SARS       PAYOUTS
NAME AND PRINCIPAL POSITION(3)            YEAR      ($)            ($)           ($)(4)         ($)            (#)           ($)
-------------------------------------    -----  -------      ---------     ------------     -------     ----------     ---------
Frank E. Baxter                           1995  400,000        403,380(5)        14,043                                1,200,926(6)
Chairman, Chief Executive                 1994  400,000        282,987           13,883                                1,119,972
Officer and President                     1993  400,000        571,862           20,951                                  703,704
Richard B. Handler                        1995  500,000      5,644,482           14,078
Executive Vice President and Manager      1994  479,167      2,869,471              268     616,679
of the Taxable Fixed Income Division      1993
of Jefferies & Company, Inc., the
Company's wholly owned subsidiary
("Jefferies")
Louis V. Bellucci, Sr.                    1995  300,000      1,612,000           14,017
Executive Vice President                  1994  300,000      1,641,333           13,889
and National Equity Sales                 1993  408,333      1,727,138           16,659                   30,000         296,000
Manager of Jefferies
Jeremiah P. O'Grady                       1995      n/a      1,338,000           13,002
Executive Vice President                  1994      n/a        900,000            5,764
Manager, Convertible Securities           1993  683,803        744,250           12,625                   30,000
Department of Jefferies
Clifford A. Siegel                        1995      n/a      1,295,000           10,456(8)                   (8)
Executive Vice President of               1994      n/a        999,000            5,101
Jefferies and Chief Executive             1993  300,000      1,094,000           12,146                   30,000
and Managing Director of Jefferies
International Limited, the Company's
wholly owned subsidiary

                 (A)                       (I)
                                          ALL OTHER
                                       COMPENSATION
NAME AND PRINCIPAL POSITION(3)               ($)(7)
-------------------------------------  ------------
Frank E. Baxter                           51,985
Chairman, Chief Executive                 26,156
Officer and President                     18,598
Richard B. Handler                        55,347
Executive Vice President and Manager      29,140
of the Taxable Fixed Income Division
of Jefferies & Company, Inc., the
Company's wholly owned subsidiary
("Jefferies")
Louis V. Bellucci, Sr.                    46,870
Executive Vice President                  18,972
and National Equity Sales                 16,908
Manager of Jefferies
Jeremiah P. O'Grady                       35,005
Executive Vice President                  17,482
Manager, Convertible Securities           29,701
Department of Jefferies
Clifford A. Siegel                        28,537(8)
Executive Vice President of               17,773
Jefferies and Chief Executive             23,210
and Managing Director of Jefferies
International Limited, the Company's
wholly owned subsidiary

---------------

(1) All share information included in the foregoing table and the following footnotes has been restated to retroactively reflect the effect of the March 1996 Stock Split.

(2) The amounts shown include cash and non-cash compensation earned by the Named Executive Officers as well as amounts earned but deferred at the election of those Named Executive Officers.

(3) Mr. Handler did not become an Executive Officer of the Company until May 1994; therefore, the table only reflects Mr. Handler's compensation for 1994 and 1995.

(4) Each Named Executive Officer participating in the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees (the "CAP") was credited with units representing shares of the Company's Common Stock ("CSUs") at a price equal to 85% of the Company's average cost per share of the shares available for distribution in the CAP. The Company's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the CAP and held as treasury shares pending distribution upon settlement of CSUs. During each calendar quarter, each CAP participant defers receipt of compensation, part of which is credited to a cash account. At the end of the quarter, the cash account is debited by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1995, the amount of the 15% discount on the CSUs with respect to each Named Executive Officer was as follows: Mr. Baxter: $14,043; Mr. Bellucci: $14,017; Mr.
    Handler: $14,078; Mr. O'Grady: $13,002; and Mr. Siegel: $4,371. In addition, Mr. Siegel received a discount in the amount of $6,085 on certain options which were granted to him under the U.K. CAP. (See footnote (8), below.)

(5) The amount shown is that portion of the incentive compensation which Mr. Baxter was actually paid with respect to 1995. In addition to the amount actually paid, Mr. Baxter may, as a result of a mandatory deferral feature of his incentive compensation plan, receive additional amounts of incentive compensation which would be payable in 1996 and 1997 (with respect to the incentive compensation deferred in 1995). (See "Long-Term Incentive Plan Awards Table.")

(6) The amount shown as an "LTIP Payout" is a payment of incentive compensation which was deferred in 1993 and 1994 in the form of phantom shares and includes a payment of $8,194 for dividends attributed to such phantom shares.

(7) The total amounts for 1995 shown in the "All Other Compensation" column include the following:

    (a) The Company's matching contributions under the Company's Section 401(k) plan. During the plan year ended November 30, 1995, Messrs. Baxter, Handler and O'Grady each received $2,864, Mr. Bellucci received $4,620, and Mr. Siegel received $2,880 as the Company's matching contributions.

    (b) Forfeitures under the Company's Employee Stock Ownership Plan ("ESOP"). During the plan year ended November 30, 1995, each Named Executive Officer's account was credited with 27 shares at an original cost of $5.25 per share, for a total of $144, as a result of such forfeitures.

    (c) The Company's matching contributions to the Company's Employee Stock Purchase Plan ("ESPP"). During the year ended December 31, 1995, Mr. Baxter received a total matching contribution of $3,600.

    (d) Contributions of $5,285 and forfeiture allocations of $550 for each of the Named Executive Officers under the Company's Profit Sharing Plan.

    (e) Dividend equivalents and interest payments to the cash accounts of the Named Executive Officers under the CAP, paid at a rate equal to the average percentage rate Jefferies paid on its margin accounts carrying credit balances, as follows: Mr. Baxter: $2,058; Mr. Bellucci: $1,902; Mr. Handler: $2,194; Mr. O'Grady: $1,537; and Mr. Siegel: $808.

    (f) An amount of "deemed interest" credited to each participant's CAP and U.K. CAP (as defined in Footnote (8)) account for 1995. The CAP and U.K. CAP participants defer a portion of their cash compensation to Profit-Based Deferred Compensation Accounts. The amount of "deemed interest" is determined by multiplying (i) the daily weighted average amount in the CAP and U.K. CAP participant's Profit-Based Deferred Compensation Account by (ii) an interest rate equal to 100%, in the case of the CAP, or 85%, in the case of the U.K. CAP, of the fully-diluted earnings per share (if any) of Common Stock for that fiscal year divided by the fair market value of a share at the end of the preceding year. In 1995, the Named Executive Officers received the following amounts of such "deemed interest": Mr. Baxter: $37,484; Mr. Bellucci: $34,369; Mr.
        Handler: $44,310; Mr. O'Grady: $24,625; and Mr. Siegel: $17,276.

(8) In addition to the CAP, Mr. Siegel is a participant in the Company's United Kingdom Capital Accumulation Plan for Key Employees (the "U.K. CAP"), a deferred compensation plan intended to provide benefits similar to the CAP to employees receiving compensation in the United Kingdom. Under the U.K. CAP, participants receive options to purchase the Company's Common Stock with an exercise price equal to 17% of the average cost per share of shares repurchased specifically for purposes of the U.K. CAP. During each calendar quarter, a U.K. CAP participant defers receipt of compensation, part of which is credited to a cash account. At the end of the quarter, the participant's cash account is debited by an amount equal to (a) the number of shares over which options are granted, multiplied by (b) 85% of the average cost per share less the exercise price of the option. The debit to the cash account and the exercise price of the option together effectively result in a 15% discount to the participant. Consistent with the disclosure of the comparable discount under the CAP, the aggregate amount of this discount is included in column (e), and the options granted are not reflected in column (f). In 1995, Mr. Siegel was granted options to purchase an aggregate of 2,056 shares under the U.K. CAP, representing a discount of $6,085.

                            OPTION/SAR GRANTS TABLE

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                    INDIVIDUAL GRANTS                                             VALUE AT ASSUMED
------------------------------------------------------------------------------------------          ANNUAL RATES
                                (B)            (C)                                                 OF STOCK PRICE
                             NUMBER OF      % OF TOTAL      (D)        (E)                        APPRECIATION FOR
                             SECURITIES    OPTIONS/SARS   EXERCISE    MARKET                         OPTION TERM
                             UNDERLYING     GRANTED TO    OR BASE    PRICE ON      (F)       ---------------------------
           (A)              OPTIONS/SARS   EMPLOYEES IN    PRICE     DATE OF    EXPIRATION               (G)       (H)
           NAME               GRANT(#)     FISCAL YEAR     ($/SH)    GRANT($)      DATE       0%($)     5%($)    10%($)
--------------------------  ------------   ------------   --------   --------   ----------   -------   -------   -------
Frank E. Baxter...........          0              0%
Richard B. Handler........          0              0
Louis V. Bellucci, Sr.....          0              0
Jeremiah P. O'Grady.......          0              0
Clifford A. Siegel........        130(1)        0.06       $ 2.61     $16.00      4/15/99    $ 1,736   $ 2,183   $ 2,698
                                  533(1)        0.24         2.94      18.00      4/15/99      8,036     9,964    12,162
                                  121(1)        0.05         3.27      20.13      4/15/99      2,035     2,488     2,998
                                1,272(1)        0.56         3.61      23.63      4/15/99     25,464    30,629    36,378

---------------

(1) Represents options to purchase shares of Common Stock acquired under the U.K. CAP, as adjusted for the March 1996 Stock Split. The operation of the U.K. CAP is briefly described in Footnote (8) to the Summary Compensation Table. Each stock option has an exercise price equal to 17% of the average cost per share of shares repurchased for purposes of granting options under the U.K. CAP. Each option was acquired at Mr. Siegel's election in lieu of an amount of compensation deferred (and interest credited on such deferral) equal to four times the exercise price. Generally, the options will become exercisable on February 15, 1999, and expire on April 15, 1999, subject to accelerated exercisability and expiration upon certain terminations of employment or in certain other circumstances as determined by the Compensation Committee. The exercise price of the options may be paid in cash, by surrender of previously acquired shares, by application of other cash balances, or in any other manner permitted by the Compensation Committee.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                   VALUES(1)

                                                                                                          (E)
                                                                                 (D)                    VALUE OF
                                                                              NUMBER OF               UNEXERCISED
                                                                             UNEXERCISED              IN-THE-MONEY
                                                                             OPTIONS/SARS             OPTIONS/SARS
                                                                              AT FY-END                AT FY-END
                                      (B)                  (C)                   (#)                     ($)(2)
                                SHARES ACQUIRED           VALUE            ----------------         ----------------
             (A)                  ON EXERCISE            REALIZED          EXERCISABLE(E)/          EXERCISABLE(E)/
             NAME                     (#)                  ($)             UNEXERCISABLE(U)         UNEXERCISABLE(U)
------------------------------  ---------------         ----------         ----------------         ----------------
Frank E. Baxter...............       142,500            $1,995,000                   0                         0
Richard B. Handler............             0                     0                   0                         0
Louis V. Bellucci, Sr.........       100,000            $  818,750              30,000(E)               $453,750(E)
Jeremiah P. O'Grady...........             0                     0              30,000(E)               $453,750(E)
Clifford A. Siegel............             0                     0              30,000(E)               $453,750(E)

---------------

(1) All share information included in the foregoing table and the following footnotes has been restated to retroactively reflect the effect of the March 1996 Stock Split.

(2) At year-end 1995, the closing price of the Company's Common Stock was $23.625 (as adjusted for the March 1996 Stock Split), which was the price used to determine the year-end values in Column (e).

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

             LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR(1)

                                                                                   ESTIMATED FUTURE
                                                                               PAYOUTS UNDER NON-STOCK
                                                                                  PRICE BASED PLANS
                                   (B)                 (C)           --------------------------------------------
                                NUMBER OF         PERFORMANCE OR
                             SHARES, UNITS OR      OTHER PERIOD          (D)             (E)             (F)
            (A)                OTHER RIGHTS      UNTIL MATURATION     THRESHOLD         TARGET         MAXIMUM
           NAME                   (#)(1)            OR PAYOUT        (# OF UNITS)    (# OF UNITS)    (# OF UNITS)
---------------------------  ----------------    ----------------    ------------    ------------    ------------
Frank E. Baxter............       17,074(2)          12/31/96(2)        17,074(3)       17,074(3)       17,074(3)
                                  17,074(2)          12/31/97(2)        17,074(3)       17,074(3)       17,074(3)
Richard B. Handler.........            0              --                --              --              --
Louis V. Bellucci, Sr. ....            0              --                --              --              --
Jeremiah P. O'Grady........            0              --                --              --              --
Clifford A. Siegel.........            0              --                --              --              --

---------------

(1) All share information included in the foregoing table and the following footnotes has been restated to retroactively reflect the effect of the March 1996 Stock Split.

(2) In addition to the salary and bonus which were actually paid to Mr. Baxter with respect to 1995 as reflected in the Summary Compensation Table, Mr. Baxter will receive an additional amount of incentive compensation payable in two installments at the end of 1996 and 1997 (the "deferred incentive compensation") pursuant to the terms of the Incentive Compensation Plan for Frank E. Baxter, a copy of which is attached hereto as Appendix A. The deferred incentive compensation will be calculated by dividing that portion of the 1995 incentive compensation which has been deferred ($806,759) by the closing price of the Company's Common Stock on December 31, 1995 ($23.625, as adjusted for the March 1996 Stock Split), and designating the result (34,148, as adjusted for the March 1996 Stock Split) as "phantom" shares of the Company's Common Stock. The number of phantom shares, one-half of which is payable in each of 1996 and 1997, will be reduced prior to payment if profits in either of those years are below the target profits set for such year, in accordance with a formula set forth in the Incentive Compensation Plan. The amount of the deferred payment which is actually made to Mr. Baxter will be determined at the time it is to be paid generally by multiplying (a) the number of phantom shares by (b) the sum of (1) the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's fiscal year and (2) the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral.

(3) Because the amount payable to Mr. Baxter is dependent upon the closing price of the Company's Common Stock on the first trading day coincident with or following the close of the Company's 1996 and 1997 fiscal years, it is not possible to determine the threshold, target or maximum payouts for purposes of this table. The maximum number of phantom shares will not vary as a result of performance.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH ON PAGE 15 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors, the members of which are Messrs. Macchiarola, Dooley, Herrick and Wolfson, has furnished the following report on executive compensation:

To:  The Board of Directors and Shareholders of Jefferies Group, Inc.

     Under the supervision of the four members of the Compensation Committee (the "Committee"), each of whom is a non-employee Director, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company and thus shareholder value. The Committee has established compensation policies, plans and programs for the Company's Executive Officers which are designed to provide competitive levels of compensation, reward productivity and profitability, and encourage long-term service to the Company.

     The Committee also administers the Company's stock-based incentive plan, the 1993 Stock Ownership and Long-Term Incentive Plan (the "1993 Plan"). Decisions about awards to Executive Officers under the 1993 Plan must be made solely by the Committee in order for grants or awards under such Plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee believes that stock ownership by Executive Officers and stock-based performance compensation arrangements are beneficial in aligning the interests of Executive Officers with the interests of shareholders, and therefore the Committee has used stock option grants and other stock-related awards and arrangements to provide a substantial portion of the incentive compensation of Executive Officers.

     In implementing compensation policies, plans and programs for 1995, the Committee sought to respond to the adoption of Section 162(m) of the Internal Revenue Code in 1993. Section 162(m) generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though such compensation may (together with other compensation) exceed $1 million in a given year. The Committee intends to seek to preserve the tax deductibility of compensation to Executive Officers to the greatest extent possible without substantially impairing the operation and effectiveness of the Company's compensation policies, plans and programs. To this end, the Committee established and the Board of Directors adopted the Jefferies Group, Inc. Pay-For-Performance Plan in order that compensation thereunder will qualify as "performance-based compensation," which plan was approved by the shareholders at the 1994 Annual Meeting. The Committee also intends to grant options under the 1993 Plan with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant, and the Committee has been advised that such options should qualify as "performance-based compensation." The Committee believes that no compensation otherwise deductible for 1995 was subject to the Section 162(m) deductibility limit.

COMPENSATION PAID TO EXECUTIVE OFFICERS IN 1995 (OTHER THAN THE CHIEF EXECUTIVE OFFICER)

     Compensation paid to those Executive Officers having responsibility for revenue-producing departments or divisions of the Company's subsidiaries, including the Named Executive Officers of the Company reflected in the foregoing Tables, consisted of a base salary and/or draw and an annual bonus which was determined primarily by reference to departmental or divisional profitability, and, in some cases, revenues. The amount of base salary or non-forfeitable draw is intended by the Committee to provide a level of income that is predictable and not at risk, so that such Executive Officers will be able to meet living expenses and financial commitments. Certain Executive Officers receive draws which are forfeitable. Although the Committee considers competitive practices in this regard, its determination of the level of base salary or draw generally is a subjective one. The Committee sought to formalize its policies with respect to linking annual bonuses for such Executive Officers to departmental and divisional operating results by establishment of the Pay-For-Performance Plan in 1994. In accordance with that Plan, the Committee determined formulas for payment of an annual bonus to each such Executive Officer in early 1995 with a view to providing overall compensation which would provide him with a competitive compensation package and align the interests of the Executive Officers with those of the Company's shareholders. The Committee also received significant input from the Chief Executive Officer in determining the formulas for such Executive Officers' compensation. The Committee assessed the contribution such department or division could make to the Company's overall financial performance and sought to provide a substantial incentive to the Executive Officer to maximize such contribution. In determining amounts of bonus potentially payable under the Pay-For-Performance Plan, although the Committee considered competitive practices, its determinations for individuals were generally subjective.

     Compensation paid to the remaining Executive Officers who perform predominately administrative functions was paid in the form of a base salary and an annual bonus, the amount of which was based upon the same considerations as those for the Named Executive Officers, except that the Committee also considered, in determining the amount of annual bonus payable, both Company profitability and individual initiative and performance.

     Finally, the Company's Capital Accumulation Plan for Key Employees (the "CAP"), which was adopted by the Board of Directors and approved by shareholders during 1993, is designed to allow Executive Officers to defer receipt of (and thus defer taxation on) a substantial portion of their income. Under the CAP, part of such deferred amounts are deemed invested in Common Stock of the Company at a 15% discount from the average cost of shares repurchased by the Company for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the fully diluted earnings per share (if any) of Common Stock for a given year divided by the fair market value of a share at the end of the Company's preceding fiscal year. However, if the Company's earnings per share are negative, the CAP participant will not receive interest, but will instead be charged by an amount equal to the fully diluted loss per share for the given year divided by the fair market value of a share at the end of the preceding fiscal year. In the Committee's view, the CAP's method of valuing deferred compensation adds an additional incentive for participants therein to maximize the value of the Company's Common Stock and the Company's profitability. (The United Kingdom Capital Accumulation Plan has been established to provide benefits similar to the CAP to Executive Officers who receive compensation in the United Kingdom.)

COMPENSATION PAID TO THE CHIEF EXECUTIVE OFFICER IN 1995

     As members of the Compensation Committee, it is our responsibility to evaluate the performance and establish the compensation level of the Company's CEO, Mr. Frank E. Baxter.

     During calendar year 1995, the Committee retained the services of Martin Wertlieb Associates ("MWA"), a compensation consulting firm, to assist the Committee in connection with the compensation of the Chief Executive Officer. For 1996, the Committee has retained the services of KPMG Peat Marwick LLP to assist it in connection with the compensation of the Chief Executive Officer of the Company.

     Mr. Baxter's compensation package for 1995 was intended to motivate and reward Mr. Baxter for achieving profit levels that were in the best interests of the Company's shareholders and to encourage him to remain with the Company to continue to serve those interests. In setting Mr. Baxter's compensation for 1995, the Committee intended that Mr. Baxter's compensation would be competitive with other companies of comparable size in the securities industry, but that a large percentage of his target compensation would be based upon objective performance criteria, specifically, the profitability of the Company.

     For the year 1995, Mr. Baxter's compensation consisted of a base salary of $400,000 (which was approximately 29% of Mr. Baxter's total target compensation for 1995), and an incentive award determined pursuant to an Incentive Compensation Plan (the "ICP," a copy of which is set forth in Appendix A to this Proxy Statement), adopted during 1992 specifically for Mr. Baxter. Mr. Baxter's base salary was set at a level deemed most appropriate by the Committee when taking into consideration the Committee's desire to provide Mr. Baxter some certainty in the level of his compensation through this non-performance based element of compensation. In making this subjective determination, the Committee recognized that by providing a non-performance based element to the CEO's compensation, some trade-off exists between a desire to avoid exposing the CEO to excessive amounts of risk and the desire to align the interests of the CEO as closely as possible with those of the shareholders.

     During the first quarter of 1995, the Committee also established the terms of Mr. Baxter's incentive award under the ICP. The ICP authorizes the Committee to set a rate, stated as a percentage of after-tax profits, at which Mr. Baxter's target compensation would be (a) increased, if the Company's net profits exceeded the target profit level or (b) reduced (but not below the amount of his base salary) if the Company's net profits did not equal or exceed the target profit level. For 1995, the Committee determined that Mr. Baxter's compensation would be increased above the target compensation level at the rate of 6% or 8% of annual after-tax profits in excess of the targeted profit level, and reduced from the target compensation level at the rate of 4% of the amount by which profits fell short of the targeted profit level.

     The Committee determined that Mr. Baxter's 1995 target base salary and bonus should be $1,400,000. In setting this target, the Committee considered 1994 compensation for chief executive officers at investment management and securities industry companies, as well as subjective factors, including the fact that Mr. Baxter's leadership had enabled the Company to greatly improve its financial performance and enhance shareholder value in preceding years.

     The Committee factored into its determination of Mr. Baxter's actual compensation for 1995 the amount of the Company's profits after tax and after incentives but retained the right to make specific adjustments to the profitability measure for purposes of determining Mr. Baxter's incentive compensation. After considering both positive and negative adjustments which are permissible under the ICP, the Committee determined to make no net adjustments to the Company's profits after tax.

     The 1995 target level for Company profits was set at $25,000,000. This was arrived at by multiplying a target after-tax rate of return on investment for shareholders of 15-16% by the aggregate adjusted book value of the Company's Common Stock as of January 1, 1995 (as adjusted by the Committee to reflect possible dilution resulting from the exercise of stock options), which aggregate adjusted book value was estimated to be approximately $163 million.

     The Company exceeded the target level of after-tax profits set by the Committee for 1995. Therefore, no adjustments were made with respect to the actual compensation payable to Mr. Baxter for 1995 performance under the ICP (two-thirds of which is deferred under the ICP).

     Mr. Baxter has not yet been paid the entire amount of his 1995 incentive award. In addition to Mr. Baxter's base salary of $400,000, Mr. Baxter was paid one-third of his incentive compensation for 1995, which was determined in accordance with the factors discussed above. Half of the remaining two-thirds of Mr. Baxter's incentive compensation for 1995 is potentially payable at the end of each of fiscal years 1996 and 1997. The amounts of such deferred compensation are deemed to be invested in "phantom shares" of the Company's Common Stock at the closing price of such stock on the last day of 1995, with amounts equal to dividends thereafter credited to Mr. Baxter as well. In the event that the Company does not meet the target levels of profits set by the Committee for 1996 and 1997, the 1995 incentive compensation that became payable because 1995 profits exceeded the target level of profits and which was deferred will be reduced under a formula set forth in the ICP.

     Mr. Baxter also participates in the CAP, the terms of which are described above. Amounts deferred by Mr. Baxter during and with respect to 1995 under the CAP include both salary and incentive compensation.

     The foregoing report has been furnished by:

                          Richard G. Dooley, Chairman
                                Tracy G. Herrick
                              Frank J. Macchiarola
                                Mark A. Wolfson

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During 1995, the members of the Compensation Committee of the Board of Directors were Messrs. Macchiarola, Dooley, Herrick and Wolfson. Mr. Herrick provides financial consulting services to the Company, for which he was paid $114,000 in 1995.

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 and Lipper Analytical Brokerage Composite Indices for the period of five fiscal years, commencing January 1, 1991 (based on prices at December 31, 1990), and ending December 31, 1995.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                JEFFERIES GROUP, INC.'S COMMON, RUSSELL 2000 AND
                 LIPPER ANALYTICAL BROKERAGE COMPOSITE INDICES

                                                                   LIPPER
                                                                  ANALYTICAL
                                                                  BROKERAGE
      MEASUREMENT PERIOD           JEFFERIES     RUSSELL 2000     COMPOSITE
    (FISCAL YEAR COVERED)         GROUP, INC.        INDEX           INDEX
1990                                  100             100             100
1991                                   99             146             227
1992                                  176             173             238
1993                                  292             205             318
1994                                  269             201             269
1995                                  434             258             367

---------------

* Normalized so that the value of Jefferies Group, Inc.'s Common Stock and each index was $100 on December 31, 1990, and assuming all dividends were reinvested.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Mr. Baxter does not have an employment contract with the Company. However, his Incentive Compensation Plan (a copy of which is attached as Appendix A) provides that if Mr. Baxter's employment is terminated for cause, he will forfeit any deferred amounts not yet payable as of the date of termination. In the event of Mr. Baxter's approved retirement, termination for other than cause, death or permanent disability, any deferred amounts not yet payable as of the date of such event shall be paid on their regularly scheduled payment date, or earlier at the discretion of the Compensation Committee.

                                  PENSION PLAN

     All employees of the Company who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service with the Company are covered by the Jefferies Group, Inc. Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in January 1987. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

     Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, bonuses and commissions) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 forward, the maximum covered remuneration is $150,000. An employee who retires upon normal retirement at age 65 with at least seven years of service will receive a full vested benefit. An employee who retires at age 55 with at least seven years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 10% for each of the first four years of service and 20% for each of the next three years of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items:
(1) a benefit for service up to December 31, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibilities.

     As of December 31, 1994 (the most recent period for which such information is available), the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company are: Mr.
Baxter: $51,799; Mr. Bellucci: $38,617; Mr. Handler: $57,516; Mr. O'Grady:
$35,008; and Mr. Siegel: $50,982.

                          CERTAIN RELATED TRANSACTIONS

     Jefferies has extended credit to certain of its Directors, Officers, employees and shareholders in connection with their purchase of securities on margin. Receivables from its Officers and Directors were $3,205,338 at December 31, 1995. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

     For information concerning Certain Related Transactions with respect to Mr. Herrick, a Director of the Company, see "COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION."

     Until May 1995, Mr. Klowden, a Director of the Company, was a senior partner of Morgan, Lewis & Bockius, which acted as legal counsel to the Company during 1995.

     During 1995, in the ordinary course of business, Jefferies executed securities transactions on behalf of Tweedy, Browne Company L.P., a shareholder of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $88,819.

     During 1995, in the ordinary course of business, Jefferies executed securities transactions on behalf of The Capital Group Companies, a shareholder of the Company beneficially owning in excess of 5% of the Company's Common Stock, and received commissions of approximately $3,155,990.

     The Company believes the foregoing transactions were on terms no less favorable to the Company than could have been obtained from unaffiliated parties. The Board of Directors has adopted a policy which provides that the Company will not enter into any transactions with its Directors, Officers or affiliates (not including companies consolidated with it for financial reporting purposes), other than those related to employee compensation or expense reimbursement and other than those having terms no less favorable to the Company than could have been obtained from unaffiliated parties, unless approved by the Company's disinterested and independent Directors.

                      PROPOSAL TO APPROVE THE NON-EMPLOYEE
                     DIRECTORS' DEFERRED COMPENSATION PLAN

     On March 21, 1996, the Board of Directors of the Company adopted, subject to shareholder approval, the Non-Employee Directors' Deferred Compensation Plan (the "Directors' Plan"). The Directors' Plan is intended to assist the Company in attracting and retaining highly qualified persons to serve as non-employee Directors by providing such Directors with flexibility to defer the receipt of Directors' fees, including the opportunity to obtain a greater proprietary interest in the Company's success and progress through receipt of fees in the form of options and deferral of fees in the form of deferred shares. Acquisition of such options and deferred shares is intended to more closely align such Directors' interests with the interests of shareholders of the Company.

     The Board of Directors adopted the Directors' Plan in connection with the modification of the overall compensation policy with respect to non-employee Directors. See "DIRECTOR COMPENSATION." The Company's other plan for non-employee Directors, the 1994 Non-Employee Directors' Stock Option Plan, which provides for automatic annual grants of stock options, remains in effect.

     The following summary of the material terms of the Directors' Plan is qualified in its entirety by reference to the full text of the Directors' Plan, attached hereto as Appendix B.

     GENERAL. The Directors' Plan will permit each non-employee director to elect to receive annual retainer fees and Chairman's fees in the form of stock options and to defer receipt of any Director fees in a deferred cash account or as deferred shares. The Plan will become effective at the 1996 Annual Meeting, if approved by shareholders. In such case, any non-employee Director who is elected at that Meeting and who has filed an election to participate in the Plan before that Meeting will be able to participate immediately in the Plan.

     To participate, a non-employee Director must file an election to participate prior to the beginning of a plan year, specifying the amount of fees and compensation to be received in the form of options or deferred in the form of deferred cash or deferred shares. A plan year generally begins at the time of the Director's election at an annual meeting of shareholders and continues through the next annual meeting (a plan year will begin for a Director initially elected other than at an annual meeting at the time of such initial election). If the nominees for election as Directors named in this Proxy Statement are reelected, four Directors would qualify as non-employee Directors under the Directors' Plan.

     FEES PAID IN THE FORM OF OPTIONS. If and to the extent elected by a non-employee Director, retainer fees, which currently include the annual retainer fee of $20,000 and Chairman's fees for service as chairman of a Board committee of $3,000, will be paid in the form of a non-qualified stock option. Such option will have a value, determined under the "Black-Scholes" option valuation model, equal to the amount of fees the Director has elected to forgo. The option's exercise price per share will be 100% of the fair market value of a share on the date of grant. The option will become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the grant, except if an option has not become fully exercisable but the Director has served through the end of a plan year the option will become fully exercisable. The option will expire ten years after the date of grant, except that any part of the option not exercisable at the time a Director ceases to serve as such will expire at that time, regardless of the reason for the Director's termination and the part of an unexercisable option attributable to fees for service as Chairman or a member of a committee will expire at the time committee service terminates. The exercise price of the option may be paid either in cash or by surrender to the Company of previously acquired shares.

     Thus, under the option valuation formula, the number of shares underlying an option will be determinable only as of the date of grant. For example, assume the Plan is approved by shareholders, and at the close of business on the day of the 1996 Annual Meeting of Shareholders the closing price of Common Stock is $32.6875 (which was the actual closing price of Common Stock on the New York Stock Exchange on March 22, 1996, as adjusted for the March 1996 Stock Split). If a non-employee Director had elected to be paid the full amount of the annual retainer in the form of stock options (but did not make the same election with respect to the committee Chairman's fees), he would forgo $20,000 and receive instead an option to purchase 1,120 shares at an exercise price of $32.6875.

     FEES PAID IN THE FORM OF DEFERRED CASH OR DEFERRED STOCK. A non-employee Director may elect to defer receipt of annual retainer fees (other than fees paid in the form of options), fees for service as chairman of a Board committee, and Board and committee meeting fees by filing an election prior to the beginning of a plan year.

     If such fees are deferred in the form of cash, the Company will credit a cash account established for the Director with the amount of fees deferred, at the date such fees otherwise would be payable to the Director. Interest will be credited to such account for a plan year at the prime interest rate in effect at the date of the preceding annual meeting of shareholders.

     If such fees are deferred in the form of deferred shares, the Company will credit a deferral account established for the Director with a number of deferred shares equal to the number of shares (including fractional shares) having an aggregate fair market value at the date fees otherwise would be payable equal to the amount of fees deferred in such form. Dividend equivalents equal to dividends declared and paid on Common Stock will be credited on deferred shares then credited to a Director's account, which amounts will be deemed to be reinvested in additional deferred shares.

     A Director's deferred cash account and deferred share account generally will be settled, at such times, and in a lump sum or installments, as may have been elected by the Director in his or her deferral election form, by distribution of (i) cash equal to the balance in the deferred cash account and
(ii) a number of shares equal to the number of whole deferred shares credited to the deferred share account (with cash in lieu of any fractional share). Distributions will be accelerated in certain circumstances, including upon cessation of the participant's service to the Company as a Director, the participant's death, and certain transactions terminating the corporate existence of the Company. Rights relating to deferred cash and deferred shares under the Directors' Plan are non-forfeitable.

     OTHER TERMS OF THE DIRECTORS' PLAN. A total of 100,000 shares of Common Stock are reserved and available for issuance under the Directors' Plan. Such shares may be authorized and unissued shares, treasury shares, or shares acquired for the account of a participant. If any stock option expires without having been exercised in full, the shares subject to the unexercised portion of the option will again be available for issuance under the Directors' Plan. The aggregate number and kind of shares issuable under the Directors' Plan, the number and kind of shares subject to outstanding options and the exercise price thereof, and the number and kind of shares to be issued in settlement of deferred shares will be appropriately adjusted in the event of a recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, stock dividend, other extraordinary dividend, liquidation, dissolution, or other similar corporate transaction or event affecting Common Stock, in order to prevent dilution or enlargement of participants' rights under the Directors' Plan.

     The Directors' Plan will be administered by the Board of Directors, provided that any action by the Board shall be taken only if approved by vote of a majority of the Directors who are not then eligible to participate in the Directors' Plan. The Directors' Plan may be amended, altered, suspended, discontinued or terminated by the Board without further shareholder approval, unless such approval is required by law or regulation or under the rules of the New York Stock Exchange. Thus, shareholder approval will not necessarily be required for amendments which might increase the cost of the Directors' Plan or broaden eligibility. Shareholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of participants on such approval, although the Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable.

     If a participant ceases to serve as a Director but is employed by the Company or a subsidiary thereafter, he or she will be deemed to continue to serve for purposes of the Directors' Plan, so that options will not expire and deferral accounts will not be subject to early distribution.

     Unless earlier terminated by the Board, the Directors' Plan will terminate when no shares remain available under the Directors' Plan and the Company and Directors have no further rights and obligations under the Directors' Plan, or upon certain transactions terminating the corporate existence of the Company.

     It is not possible at present to predict the number of options that will be granted or the number of shares that will be issuable in settlement of deferred shares under the Directors' Plan.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief description of the federal income tax consequences generally arising with respect to options that may be granted and deferrals of fees in the form of deferred cash or deferred shares under the Directors' Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to Directors who may participate in the Directors' Plan.

     The grant of an option to a Director in payment of retainer fees will create no tax consequences for the Director or the Company, except to the extent the Director defers taxation on the retainer fees he or she forgoes in connection with such grant. Upon exercise of an option, the optionee must generally recognize ordinary income equal to the fair market value of the Common Stock acquired on the date of exercise minus the exercise price, and the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the optionee. A disposition of shares acquired upon the exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (the tax basis generally will be the exercise price paid plus the amount recognized as ordinary income). Generally, there will be no tax consequences to the Company in connection with a disposition of option shares. Different rules may apply in a case where an option is exercised by a Director less than six months after the date of grant.

     If a Director defers fees in the form of deferred cash or deferred shares, he or she will not recognize ordinary income at the date the fees would otherwise have been paid or as a result of the crediting of deferred cash or deferred shares to his or her account (including interest credited to the cash account or upon the deemed reinvestment of dividend equivalents in the deferred share account). The Director will, however, at the date of settlement of such accounts by payment of cash or issuance of Common Stock to the Director, recognize ordinary income equal to the amount of cash and the fair market value of the Common Stock received at that date.

     VOTE REQUIRED. Adoption of the proposal to approve the Directors' Plan requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote on the matter at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS' DEFERRED COMPENSATION PLAN.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

     The Annual Report and the Company's Annual Report on Form 10-K for the Company's fiscal year ended December 31, 1995, accompany this Proxy Statement, but are not deemed a part of the proxy soliciting material.

     KPMG Peat Marwick LLP were the Company's independent auditors for the year ended December 31, 1995. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Shareholder approval is not sought in connection with this selection.

     A representative of KPMG Peat Marwick LLP, the independent auditors who examined the consolidated financial statements of the Company for 1995, is expected to be present at the meeting to respond to appropriate questions of shareholders and will have the opportunity to make a statement if he so desires.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for inclusion in the proxy material relating to the 1997 Annual Meeting of Shareholders must be received by the Company at its principal executive offices in Los Angeles, California at the address set forth on the first page hereof, no later than December 2, 1996. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to the 1997 Annual Meeting of Shareholders, any shareholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-Laws at that time in effect.

                                          For the Board of Directors,

                                          Jerry M. Gluck, Secretary

March 29, 1996

                                                                      APPENDIX A

                          INCENTIVE COMPENSATION PLAN
                                      FOR
                                FRANK E. BAXTER,
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             JEFFERIES GROUP, INC.

 1.  Purpose

     The purpose of this Plan is to motivate and reward Mr. Baxter for achieving profit levels that are in the best interests of the Company's shareholders and to encourage him to remain with the Company to continue to serve those interests.

 2.  Administration

     The Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), who shall have sole discretion in interpreting the terms of this Plan, in setting goals and objectives as provided for herein, in defining those items that should or should not be included in the definition of "profits" for Plan purposes, and in approving any exceptions hereto.

     No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith pursuant to this Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Company's charter or by-laws, and under any directors and officers liability insurance coverage which may be in effect from time to time.

 3.  Operation of the Plan

     (a) At or as close to the start of the Company's fiscal year, as may be practical, the Committee shall establish the following:

          (i) A "target" level of Company profits after tax and all incentive payments, including payments under this Plan, that must be achieved during the fiscal year in order for Mr. Baxter to earn his targeted level of compensation and that is deemed to be a reasonable, desired and competitive level of return to the Company's shareholders.

          (ii) A "target" level of compensation for Mr. Baxter in his capacity as Chairman, President and Chief Executive Officer of the Company that is deemed to be reasonable and appropriate based on an analysis of peer companies and is commensurate with the target level of profits set by the Committee.

          (iii) The amount of the target level of compensation that will be paid to Mr. Baxter at regular intervals as salary during the Company's fiscal year.

          (iv) The rate, stated as a percentage of after-tax profits, at which Mr. Baxter's compensation will be reduced from the target compensation level if such profits do not equal or exceed the target level.

          (v) The rate or rates, stated as percentages of after-tax profits, by which Mr. Baxter's compensation will be increased from the target compensation level if such profits exceed the target level.

     (b) At the end of the Company's fiscal year and subsequent to adjustments to the Company's financial results, if any, determined by the Company's outside auditors, the Committee shall:

          (i) Determine the amount of the Company's profits after tax and after incentives from this or any other plan or arrangement and may make adjustments to such profits as it deems appropriate to reflect gains or losses on the sale of assets, repurchase or sale of Company stock, issuance and/or exercise of stock options or any other similar transaction that it deems appropriate and consistent with serving the best interests of the Company's shareholders.

          (ii) Based on such determination of profits, the Committee shall determine the amount of reduction or increase from Mr. Baxter's target compensation and shall authorize payment, in accordance with paragraph 4, below, of the amount, if any, over and above his salary that reflects compensation earned under this Plan.

 4.  Payment of Amount Earned Under the Plan

     Amounts earned under this Plan, pursuant to paragraph 3(b)(ii), above, shall be paid as follows:

     (a) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid as soon after it is determined as may be practical.

     (b) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid at the end of the next succeeding fiscal year, subject to the provisions of paragraph 5, below.

     (c) Thirty-three and one-third percent (33 1/3%) of the amount earned will be paid at the end of the second succeeding fiscal year, subject to the provisions of paragraph 5, below.

 5. Adjustments to Deferred Payments

     (a) Amounts deferred for payment, pursuant to paragraphs 4(b) and 4(c), above, will be converted, at the time of their initial determination, into "phantom" shares of Jefferies Group, Inc. stock. The number of such phantom shares will be determined by dividing (i) the sum of the amounts deferred by
(ii) the closing price per share as of the first trading day of the Company's stock following or coincident with the end of the Company's fiscal year for which the incentive payments were earned.

     (b) In the event any portion of the amount deferred for payment, pursuant to paragraphs 4(b) and 4(c) above, is attributable to profits that are in excess of "target," as determined pursuant to paragraph 3(a)(i) of this Plan, the number of phantom shares determined pursuant to paragraph 5(a) will be reduced prior to payment if profits in either of the two fiscal years during deferral are below "target."

     The amount by which such phantom shares will be reduced is determined by dividing (i) the product of the amount by which profits are below target (up to the amount by which profits in the year or years in which the deferred payments were earned exceeded target), and the difference between the rate applied to such excess and the rate at which Mr. Baxter's target compensation is reduced for profits below target, by (ii) an amount equal to the sum of the closing price of the Company's stock on the first trading day following or coincident with the close of the Company's fiscal year for which such adjustment is being determined, and the amount of dividends, if any, declared on shares of the Company's Common Stock during the years of deferral.

     For purposes of the above paragraph, the adjustment will be determined first using the highest rate paid to Mr. Baxter during a fiscal year for which there was an "excess" over target and then to the next highest rate, until the amount of the compensation reduction attributable to the shortfall of profits, or the amount of the excess profits, whichever is lesser, is offset against the deferred payments attributable to "excess" profits.

     (c) The amount of a deferred payment to be made to Mr. Baxter will be determined at the time it is to be paid by multiplying the number of phantom shares, adjusted pursuant to paragraph 5(a), to be paid, by the sum of (i) the closing price of the Company's stock on the first trading day following or coincident with the close of the Company's fiscal year for which such adjustment is being determined, and (ii) the amount of dividends declared on shares of the Company's Common Stock during the years of deferral.

 6.  Forfeiture of Deferred Payments

     In the event Mr. Baxter is terminated for cause, he will forfeit any deferred amounts not yet payable as of the date of such termination. In the event of Mr. Baxter's approved retirement, termination for other than cause, death or permanent disability, any deferred amounts not yet payable as of the date of such event shall be paid on their regularly scheduled payment date, or earlier at the sole discretion of the Committee, without regard to the adjustment described in paragraph 5(b), above.

 7.  Discretionary Payments

     Notwithstanding any of the preceding, the Committee, in its sole discretion, may authorize payments to Mr. Baxter when it deems such payments are consistent with the purpose of this Plan and are in the best interests of the Company's shareholders.

 8.  Withholding of Payroll Taxes

     Prior to payment, the Company may withhold such amounts as may be appropriate to pay payroll taxes on amounts earned under this Plan.

 9.  Participation in Other Compensation or Benefit Plans

     Nothing in this Plan shall preclude Mr. Baxter's participation in any other Company compensation or benefit plans.

10.  No Guarantee of Continued Employment

     Nothing in the Plan shall constitute a guarantee of Mr. Baxter's continued employment with the Company.

                                                                      APPENDIX B

                             JEFFERIES GROUP, INC.

               NON-EMPLOYEE DIRECTORS' DEFERRED COMPENSATION PLAN

     1. Purpose. The purpose of the Non-Employee Directors' Deferred Compensation Plan (the "Plan") of Jefferies Group, Inc., a Delaware corporation (the "Company"), is to attract and retain highly qualified persons to serve as non-employee Directors of the Company by providing such Directors with greater flexibility in the form and timing of receipt of fees for services on the Board of Directors and committees thereof, and an opportunity to obtain a greater proprietary interest in the Company's success and progress through receipt of fees in the form of options and deferral of fees in the form of Deferred Shares, thereby aligning such Directors' interests more closely with the interests of shareholders of the Company.

     2. Definitions. In addition to terms defined elsewhere in the Plan, the following are defined terms under the Plan:

     (a) "Account" means the account established under Sections 8 and 9 for Participants, which may include, as subaccounts, a Cash Account or Deferred Share Account. Such Accounts, and deferred cash and Deferred Shares credited thereto, are maintained solely as bookkeeping entries by the Company evidencing unfunded obligations of the Company.

     (b) "Agreement" means a written agreement between the Company and a Participant setting forth the terms of an Option.

     (c) "Board" means the Board of Directors of the Company.

     (d) "Deferred Share" means a credit to a Participant's Deferred Share Account under Section 9 which represents the right to receive one Share upon settlement of the Account.

     (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

     (f) "Fair Market Value" of a Share means, as of any given date, the closing sales price of a Share reported in the table entitled "New York Stock Exchange Composite Transactions" contained in The Wall Street Journal (or an equivalent successor table) for such date or, if no such closing sales price was reported for such date, for the most recent trading day prior to such date for which a closing sales price was reported.

     (g) "Option" means the right, granted to a Participant under Section 7 in payment of retainer fees, to purchase a specified number of Shares at the specified exercise price for a specified period of time under the Plan. All Options will be non-qualified stock options.

     (h) "Option Value" means the value of an Option as of a given date determined in accordance with the Black-Scholes option valuation model. For this purpose, the Black-Scholes option valuation model shall be based on assumptions consistent with those then used in preparing footnotes to the Company's financial statements in conformity with Financial Accounting Standard 123.

     (i) "Other Director Compensation" means fees payable to a Director in his or her capacity as such, other than Retainer Fees, for attending meetings and other service on the Board and Board committees.

     (j) "Participant" means a person who has been granted an Option in payment of retainer fees which remains outstanding, who has amounts of cash or Deferred Shares credited to his or her Account, or who has elected to be granted Options in payment of retainer fees or to defer payment of fees in the form of cash or Deferred Shares under the Plan.

     (k) "Plan Year" means, with respect to a Participant, the period commencing at the time of election of the Director at an annual meeting of shareholders (or the election of a class of Directors if the Company then has a classified Board of Directors), or the Director's initial appointment to the Board if not at an annual meeting of shareholders, and continuing until the next annual meeting of shareholders.

     (l) "Retainer Fees" means annual retainer fees payable to a Director in his or her capacity as such for service on the Board and service as Chairman or a member of any Board committee.

     (m) "Rule 16b-3" means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

     (n) "Share" means a share of Common Stock, $.01 par value, of the Company and such other securities as may be substituted for such Share or such other securities pursuant to Section 11.

     (o) "Valuation Date" means the last full day of a Plan Year and the last full day preceding a date on which a distribution is made in settlement of a Participant's Account.

     3. Shares Available Under the Plan. The total number of Shares reserved and available for issuance under the Plan is 100,000, subject to adjustment as provided in Section 11. Such Shares may be authorized but unissued Shares, treasury Shares, or Shares acquired in the market for the account of the Participant. For purposes of the Plan, Shares that may be purchased upon exercise of an Option or distributed in settlement of Deferred Shares will not be considered to be available after such Option has been granted or Deferred Share credited, except for purposes of issuance in connection with such Option or Deferred Share; provided, however, that, if an Option expires for any reason without having been exercised in full, the Shares subject to the unexercised portion of such Option will again be available for issuance under the Plan.

     4. Administration of the Plan. The Plan will be administered by the Board; provided, however, that any action by the Board relating to the Plan will be taken only if, in addition to any other required vote, such action is approved by the affirmative vote of a majority of the Directors who are not then eligible to participate in the Plan. Subject to the direction of the Board, bookkeeping and other ministerial functions under the Plan shall be performed by the Secretary and the Controller of the Company.

     5. Eligibility. Each non-employee Director of the Company who is paid fees for service on the Board or a Board committee may participate in the Plan. No person other than those specified in this Section 5 will be eligible to participate in the Plan.

     6. Elections Relating to Participation. Each Director of the Company who is eligible under Section 5 may elect, in accordance with this Section 6, to be paid Retainer Fees in the form of Options under Section 7 or to defer receipt of Retainer Fees and Other Director Compensation in the form of deferred cash under
Section 8 or in the form of Deferred Shares under Section 9.

     (a) Time of Filing of Elections; Irrevocability. A Director shall elect to participate and the terms of such participation by filing an election with the Secretary of the Company prior to the beginning of a Plan Year (which generally will begin at each annual meeting of shareholders) or at such earlier time as may be specified by the Secretary in order to ensure compliance with Rule 16b-3. Elections shall be deemed continuing, and therefore applicable to Plan Years after the initial Plan Year, until the election is modified or revoked by the Participant. Elections other than those subject to Section 6(d) shall become irrevocable at the commencement of the Plan Year to which an election relates, unless the Secretary specifies an earlier time at which elections shall become irrevocable in order to ensure compliance with Rule 16b-3. Elections relating to the time of settlement of a Cash Account or Deferred Share Account shall become irrevocable at the time specified in Section 6(d). Elections may be modified or revoked by filing a new election prior to the time the election to be modified or revoked has become irrevocable. The latest election filed with the Secretary shall be deemed to revoke all prior inconsistent elections that remain revocable at the time of filing of the latest election. The Secretary will notify eligible Directors of any date prior to the commencement of a Plan Year by which Directors must make elections or upon which elections will become irrevocable in order to ensure compliance with Rule 16b-3.

     (b) Matters To Be Elected. A Director's election must specify the following:

          (i) With respect to Retainer Fees, the percentage to be paid in the form of Options under Section 7, the percentage to be deferred and credited to the Participant's Cash Account under Section 8, and the percentage to be deferred and credited to the Participant's Deferred Share Account under
     Section 9. The sum of such percentages must not exceed 100%; if such sum is less than 100%, the balance of Retainer Fees will be paid in accordance with the Company's regular non-employee Director compensation policies.

          (ii) With respect to Other Director Compensation, the percentage to be deferred and credited to the Participant's Cash Account under Section 8 and the percentage to be deferred and credited to the Participant's Deferred Share Account under Section 9. The sum of such percentages must not exceed 100%; if such sum is less than 100%, the balance of Retainer Fees will be paid in accordance with the Company's regular non-employee director compensation policies.

          (iii) In the case of a deferral under Section 8 or 9, the period or periods during which settlement of the Participant's Cash Account or Deferred Share Account will be deferred, subject to Section 6(d), and whether distribution will be in a lump sum or in annual installments; provided, however, that not more than ten installments may be elected, and any installment distributions must commence not later than the first business day of the year following the year in which the Participant ceases to serve as a Director. An election as to the period or periods in which such settlement will be deferred may relate to a given Plan Year, in which case such election shall apply to the amounts originally credited to the Participant's Cash Account or Deferred Share Account in respect of such Plan Year and to any additional amounts credited as interest or dividend equivalents in respect of such originally credited amounts and previously credited amounts.

     (c) Form of Election. Elections under the Plan shall be made in writing on such form or forms as may be specified from time to time by the Secretary.

     (d) Modifying the Time of Settlement. A Participant may modify an election as to the time at which a Participant's Cash Account will be settled under
Section 8 or Deferred Share Account will be settled under Section 9 at any time prior to the earlier of (i) the calendar year in which a lump-sum settlement will occur or the first installment will commence or (ii) the time the Participant ceases to serve as a Director of the Company, except that such modification may only extend the date of settlement to a date later than the previously elected settlement date. Such modification shall be made by filing a new election with the Secretary. The foregoing notwithstanding, the Secretary may disapprove or limit elections under this Section 6(d) in order to ensure that the Participant will not be deemed to have constructively received compensation in respect of the Participant's Account prior to settlement.

     (e) Delayed Effectiveness of Elections in Order To Comply with Rule
16b-3. Other provisions of this Section 6 notwithstanding, if any payment of Retainer Fees in the form of Options under Section 7 or deferral of receipt of Retainer Fees and Other Director Compensation in the form of Deferred Shares under Section 9 would occur (i) less than six months after the Participant's election which would result in such payment or deferral became irrevocable, (ii) at a time when the Company's employee benefit plans are being operated in conformity with Rule 16b-3 as in effect on and after May 1, 1991, and (iii) at a time that Rule 16b-3 imposes a requirement that participant-directed transactions occur at least six months after the participant's making of an irrevocable election in order for such transactions to be exempt from Section 16(b) liability, then any Retainer Fees and Other Director Compensation otherwise payable within six months after such election became irrevocable shall instead accrue and be payable at the date that is six months and one day after such election became irrevocable.

     (f) No Reallocation of Accounts. Amounts credited as cash to a Participant's Cash Account may not be reallocated or switched to the Participant's Deferred Share Account, and amounts credited to the Participant's Deferred Share Account may not be reallocated or switched to the Participant's Cash Account.

     (g) Cessation of Service as a Director. If any Retainer Fee or Other Director Compensation otherwise subject to an election would be paid to a Participant after he or she has ceased to serve as a Director, such payment shall not be subject to such election, but shall instead be paid in accordance with the Company's regular non-employee Director compensation policies.

     7. Options Granted in Payment of Retainer Fees. A Participant who has elected to be paid a specified amount of Retainer Fees in the form of Options shall be granted, at the close of business on the day the Participant's Plan Year commences (usually the day of the Company's annual meeting of shareholders), an Option to purchase the number of whole Shares determined by dividing the specified amount of Retainer Fees (as then in effect) that would be payable for the full Plan Year by the Option Value as of that date. The Fair Market Value of any fractional share resulting from the foregoing calculation will be paid in cash to the Participant.

     (a) Exercise Price. The exercise price per share of Stock purchasable under an Option will be equal to 100% of the Fair Market Value of Stock on the date of grant of the Option.

     (b) Option Term. Each Option will expire ten years after the date of grant; provided, however, that any portion of an Option that is not yet exercisable at the date a Participant ceases to serve as a Director will expire at the date such service ceases; and, provided further, that any portion of an Option that is not yet exercisable at the date a Participant ceases to serve as a Director will, to the extent specified in Section 7(e), expire at the date such service ceases.

     (c) Exercisability. Each Option will become exercisable as to 25% of the underlying shares on the June 30, September 30, December 31, and March 31 following the date of grant; provided, however, that an Option will become fully exercisable at the close of business on the last day of the Plan Year in which it was granted.

     (d) Method of Exercise. Each Option may be exercised, in whole or in part, at such time as it has become exercisable and prior to its expiration by giving written notice of exercise to the Secretary specifying the Option to be exercised and the number of shares to be purchased, and accompanied by payment in full of the exercise price in cash (including by check) or by surrender of Shares (other than Shares acquired from the Company by exercise of an option less than six months before the date of surrender) having a Fair Market Value at the time of exercise equal to the exercise price, or a combination of a cash payment and surrender of such Shares.

     (e) Changes in Fees; Changes in Service as a Committee Chairman. If the amount of Retainer Fees is increased during a Plan Year, or if a Director is appointed Chairman of a Board committee such that an additional Retainer Fee is payable during a Plan Year, such increased or additional fees may not be paid in the form of Options. If a Director has been granted Options in respect of a Plan Year in payment of Retainer Fees which included committee-related fees for service as Chairman or a member of any Board committee, and during such Plan Year he or she ceases such service but remains on the Board, such Options will expire at the time such service ceases to the extent of that portion of the Option which is not yet exercisable multiplied by a fraction the numerator of which is the amount of committee-related fees included in such Retainer Fees and the denominator of which is the total amount of such Retainer Fees.

     8. Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Cash. If a Participant has elected to defer receipt of a specified amount of Retainer Fees and Other Director Compensation in the form of deferred cash, an amount equal to such specified amount shall be credited to the Participant's Cash Account as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer. As of the close of business on each Valuation Date, interest shall be credited to such Cash Account in an amount equal to the average daily balance in such Cash Account since the last Valuation Date multiplied by the prime interest rate as published in The Wall Street Journal and effective on the date of the last preceding annual meeting of shareholders of the Company.

     9. Deferral of Retainer Fees and Other Director Compensation in the Form of Deferred Shares. If a Participant has elected to defer receipt of a specified amount of Retainer Fees and Other Director Compensation in the form of Deferred Shares, a number of Deferred Shares shall be credited to the Participant's Deferred Share Account, as of the date such Retainer Fees or Other Director Compensation otherwise would have been payable to the Participant but for such election to defer, equal to the number of Shares having an aggregate Fair Market Value at that date equal to such specified amount. The amount of Deferred Shares so credited shall include fractional Shares calculated to at least three decimal places.

     (a) Crediting of Dividend Equivalents -- Cash and Non-Share Dividends. If the Company declares and pays a dividend in the form of cash or property other than Shares in respect of Shares, then a number of additional Deferred Shares shall be credited to the Deferred Share Account as of the payment date for such dividend equal to (i) the number of Deferred Shares credited to such Account as of the record date for such dividend, multiplied by (ii) the amount of cash plus the Fair Market Value of any property other than Shares actually paid as a dividend on each Share at such payment date, divided by (iii) the Fair Market Value of a Share at such payment date.

     (b) Crediting of Dividend Equivalents -- Share Dividends and Splits. If the Company declares and pays a dividend in the form of additional Shares payable in respect of Shares, or there occurs a forward stock split of Shares, then a number of additional Deferred Shares shall be credited to the Participant's Deferred Share Account as of the payment date for such dividend or forward stock split equal to (i) the number of Deferred Shares credited to such Account as of the record date for such dividend or split multiplied by (ii) the number of additional Shares actually paid as a dividend or issued in such split in respect of each Share.

     10. Settlement of Accounts. The Company will settle a Participant's Account by making one or more distributions to the Participant (or his or her designated beneficiary, upon Participant's death) at the time or times, in a lump sum or installments, as specified in the Participant's election filed in accordance with Section 6; provided, however, that Accounts will be settled at times earlier than those specified in such election in accordance with Sections 10(b), 10(c), and 11.

     (a) Form of Distribution. Distributions in respect of a Participant's Cash Account shall be made only in cash. Distributions in respect of a Participant's Deferred Share Account shall be made only in Shares, together with cash in lieu of any fractional Share remaining at a time that less than one whole Deferred Share is credited to such Deferred Share Account. Shares may be delivered in certificate form to a Participant (or his or her designated beneficiary) or to a nominee for the account of the Participant (or his or her designated beneficiary), or in such other manner as the Secretary may determine.

     (b) Termination of Service as a Director; Death.

          (i) Cessation of Service Other than Due to Death. If a Participant ceases to serve as a Director due to any reason other than death, the Company shall make distributions in respect of the Participant's Account to such Participant in a lump sum or installments, as previously elected by the Participant, except that installment payments shall commence not later than the first business day of the year following the year in which the Participant ceases to serve as a Director.

          (ii) Death. If a Participant ceases to serve as a Director due to death or dies prior to distribution of all amounts from his or her Account, the Company shall make a single lump-sum distribution to the beneficiary designated by such Participant in his or her most recent beneficiary designation form filed with the Secretary. If there is no beneficiary designation on file with the Secretary at the time of the Participant's death or no surviving designated beneficiary, such distributions shall be made to the executor or administrator of the Director's estate. Any such distribution shall be made as soon as practicable following notification to the Company of the Participant's death.

     (c) Financial Hardship. Other provisions notwithstanding, at the written request of a Participant or his or her legal representative, the Board, in its sole discretion, upon a finding that continued deferral will result in financial hardship to the Participant, may authorize (i) the distribution of all or a part of a Participant's Account in a single installment or (ii) the acceleration of payment of any multiple installments thereof.

     11. Adjustment Provisions. In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of Shares or other securities of the Company, stock split or reverse split, extraordinary dividend (whether in the form of cash, Shares, or other property), liquidation, dissolution, or other similar corporate transaction or event affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of a Participant's rights under the Plan, then an adjustment shall be made, in a manner that is proportionate to the change to the Shares and otherwise equitable, in (i) the number and kind of Shares remaining reserved and available for issuance under Section 3, (ii) the number and kind of Shares issuable upon exercise of outstanding Options, and the exercise price per Share thereof (provided that no fractional Shares will be issued upon exercise of any Option), and (iii) the number and kind of Shares to be issued upon settlement of Deferred Shares under Section 9. Upon the effective date of the dissolution or liquidation of the Company, or of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or of the transfer of substantially all of the assets or shares of the Company to another corporation, the Plan shall terminate and all distributions completed five business days before the scheduled completion of such corporate event unless provision is made in writing in connection with such corporate event for the continuance of the Plan and for the assumption of Accounts maintained under the Plan immediately prior to the effectiveness of such corporate event.

     12. Changes to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any amendment or alteration will be subject to the approval of the Company's shareholders at or before the next annual meeting of shareholders for which the record date is after the date of such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system as then in effect, and the Board may otherwise determine to submit other such amendments or alterations to shareholders for approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any previously granted Option or any previous payment of fees in the form of deferred cash or Deferred Shares.

     13. General Provisions.

     (a) Agreements; Account Statements. Options, Deferred Shares, and any other right or obligation under the Plan may be evidenced by Agreements or other documents executed by the Company and the Participant incorporating the terms and conditions set forth in the Plan, together with such other terms and conditions not inconsistent with the Plan, as the Secretary may from time to time approve. The Secretary shall provide each Participant, not less frequently than once per Plan Year, with an account statement reflecting Account balances under the Plan, Account transactions during the period covered by the statement, and such other information as the Secretary may deem relevant.

     (b) Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with any Option or in settlement of Deferred Shares in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any stock exchange or automated quotation system, or any other law, regulation, or contractual obligation of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares issued under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

     (c) Limitations on Transferability. Options, Deferred Shares, and any other right under the Plan will not be transferable by a Participant except by will or the laws of descent and distribution, or to a designated beneficiary in the event of a Participant's death, and Options will be exercisable during the lifetime of the

Participant only by such Participant or his or her guardian or legal representative; provided, however, that Options, Deferred Shares, and related rights may be transferred to one or more transferees during the lifetime of the Participant, but only if and to the extent then permissible without loss of the exemption under Rule 16b-3 and consistent with the registration of the offer and sale of Shares related thereto on Form S-8, Form S-3, or such other registration form of the Securities and Exchange Commission as may then be filed and effective with respect to the Plan. The Company may rely upon the beneficiary designation last filed in accordance with this Section 13(c).

     (d) Nonforfeitability. The interest of each Participant in deferred cash or Deferred Shares credited to his or her Account at all times will be nonforfeitable.

     (e) Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 in connection with any grant of Options or deferral in the form of Deferred Shares. Accordingly, if any provision of this Plan or an Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such transaction, or would preclude a Director of the Company from being deemed a "disinterested person" under then-applicable provisions of Rule 16b-3, such provision will be construed or deemed amended to the extent necessary so that such Participant shall avoid liability under Section 16(b) and ensure that the Director's status as a "disinterested person" is unaffected.

     (f) Continued Service as an Employee. If a Participant ceases to serve as a Director and, immediately thereafter, is employed by the Company or any subsidiary, then such Participant will not be deemed to have ceased to serve as a Director or as Chairman or as a member of a Board committee at that time, and his or her continued employment by the Company or any subsidiary will be deemed to be continued service as a Director or Chairman or a member of a Board committee; provided, however, that such former Director will not be deemed to be a non-employee Director for purposes of Section 5.

     (g) No Right To Continue as a Director. Nothing contained in the Plan or any Agreement will confer upon any Participant any right to continue to serve as a Director of the Company or to be nominated for reelection as a Director.

     (h) No Shareholder Rights Conferred. Nothing contained in the Plan or any Agreement will confer upon any Participant (or any person claiming rights by or through a Participant) any rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant (or person) or, in the case of an Option, such Option is validly exercised in accordance with Section 7.

     (i) Unfunded Status of Accounts. The Plan is intended to constitute an "unfunded" plan to provide deferred compensation. With respect to any rights to payment of a Participant under his or her Account, nothing contained in the Plan or any Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Directors as it may deem desirable.

     (k) Governing Law. The validity, construction, and effect of the Plan and any Agreement will be determined in accordance with the laws of the State of Delaware and applicable federal law.

     14. Shareholder Approval, Effective Date, and Plan Termination. The Plan will be effective as of the opening of business of the Company's 1996 Annual Meeting of Shareholders if, and only if, the shareholders of the Company approve the Plan at such Annual Meeting by the affirmative votes of the holders of a majority of Shares present, or represented, and entitled to vote on the matter at such Annual Meeting. Unless earlier terminated by action of the Board or in accordance with Section 11, the Plan will remain in effect until such time as no Shares remain available for issuance under the Plan and the Company and Participants have no further rights or obligations under the Plan.

Adopted by the Board of Directors:                                March 21, 1996

                             JEFFERIES GROUP, INC.

                        Proxy/Voting Direction Card for
                 Annual Meeting of Shareholders on May 2, 1996

This Proxy/Voting Direction is solicited by Management of the Company.
The undersigned hereby appoints Frank E. Baxter, Michael L. Klowden and Barry
M. Taylor, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Jefferies Group, Inc., held of record by the undersigned on March 22, 1996 or which the undersigned would be otherwise entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 1996 and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned, including shares held of record by agents or trustees for the undersigned as participants in the Jefferies Group, Inc. Employee Stock Ownership Plan, Employee Profit Sharing Plan and Employee Stock Purchase Plan, will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting.

Management recommends a vote FOR the election of Directors and FOR adoption of the proposed Plan.

1.      Election of Directors:

        Frank E. Baxter, Richard G. Dooley, Tracy G. Herrick, Michael L. Klowden, Frank J. Macchiarola, Barry M. Taylor, Mark A. Wolfson.

2.      Adoption of the Non-Employee Directors' Deferred Compensation Plan.


                (continued and to be signed on the reverse side)

[X]     Please mark your
        votes as in this
        example.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is made, this proxy will be voted
FOR election of Directors and FOR the adoption of the Non-Employee Directors' Deferred Compensation Plan.

                  FOR   WITHHELD                        FOR   AGAINST   ABSTAIN
1. Election of                     2. Adoption of the
   Directors.     [ ]     [ ]         Non-Employee      [ ]     [ ]       [ ]
   (see reverse)                      Directors'
                                      Deferred
                                      Compensation
                                      Plan.

For, except vote withheld from the
following nominee(s):


----------------------------------


                                   The undersigned acknowledges receipt of the Annual Report, the Notice of Annual Meeting of Shareholders and the Proxy Statement, and hereby revokes all previously granted proxies.

                                   (Please sign exactly as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.)



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                                    SIGNATURE(S)                       DATE